PREFERRED APARTMENT COMMUNITIES, INC.
ARTICLES OF AMENDMENT

        Preferred Apartment Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

        FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Sections 6(a), 6(b) and 6(c) of the Articles Supplementary filed with, and accepted for record by, the Department on October 31, 2011, as amended by the Articles of Amendment filed with, and accepted for record, by the Department on June 26, 2014 (the "Series A Articles Supplementary") in their entirety and substituting in lieu thereof the following new Sections 6(a), 6(b) and 6(c):

(a)    The Series A Preferred Stock is not redeemable by the Corporation prior to the fifth anniversary of the date of original issuance of the shares of Series A Preferred Stock to be redeemed. However, in order to ensure that the Corporation remains qualified as a REIT under Section 856 of the Code, the Series A Preferred Stock shall be subject to the provisions of Section 4.04 of the Charter. Pursuant to Section 4.04 of the Charter, and without limitation of any provisions of such Section 4.04, the Series A Preferred Stock, together with all other Shares (as defined in the Charter), owned by a stockholder in excess of the Aggregate Share Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price (as defined in the Charter) of Series A Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.
(b)    On and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock to be redeemed, the Corporation may, at its option, redeem such shares of the Series A Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the “Redemption Date”).

(c)    The Redemption Date shall be selected by the Corporation and shall be 3 days after the date on which the Corporation sends the notice of redemption, or such other date specified in the notice.

        SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on this 19th day of November, 2020.

ATTEST:                    PREFERRED APARTMENT COMMUNITIES, INC.

/s/ Jeffrey R. Sprain___________________        By: /s/ Joel T. Murphy    (SEAL)
Name: Jeffrey R. Sprain             Name: Joel T. Murphy
Title: Secretary                 Title: President and Chief Executive Officer